Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-199784) of AB Svensk Exportkredit (Swedish Export Credit Corporation) (the “Company”) and in the related prospectus of our report dated February 24, 2015, with respect to the consolidated financial statements of the Company, included in this Annual Report on Form 20-F for the year ended December 31, 2014

/s/ Ernst & Young AB
Ernst & Young AB

Stockholm, Sweden
February 24, 2015